UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Zweig Fund, Inc. The Zweig Total Return Fund, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CLOSED END FUND PROXY FACT SHEET FOR: ZWEIG FUND, INC. ZWEIG TOTAL RETURN FUND, INC.

ANNUAL MEETING IMPORTANT DATES		ANNUAL MEETING LOCATION
Record Date	MARCH 8, 2012	THE OFFICES OF WILLKIE, FARR & GALLAGHER
Mailing Date	APRIL 4, 2012	787 SEVENTH AVE., 38TH FLOOR
Meeting Date	MAY 15, 2012 at 10:00 AM EST	NEW YORK, NEW YORK 10019
ADDITIONAL INFORMATION		CONTACT INFORMATION
Ticker Symbol	SEE BELOW	Inbound Line	(877) 297-1739
Cusip Number	SEE BELOW	Website	www.virtus.com

FUND	CUSIP	TICKER SYMBOL
Zweig Fund Inc.	255 378 200	ZF
Zweig Total Return Fund Inc.	255 378 507	ZTR

What are shareholders being asked to vote on?

1.	Election of Directors

Board of Directors Unanimous Recommendation: FOR

2.	Revise Investment Objective and Reclassify the Investment Objective as “Non-Fundamental”

Board of Directors Unanimous Recommendation: FOR

3.	Approval to Amend or Eliminate Certain Fundamental Investment Restrictions

Board of Directors Unanimous Recommendation: FOR

4.	Amendment to Investment Advisory Agreement

Board of Directors Unanimous Recommendation: FOR

PROPOSAL 1:	ELECTION OF DIRECTORS

At the Annual Meeting, two Zweig Fund and two Zweig Total Return Fund Directors will be elected to serve a three-year term until the third succeeding Annual Meeting in 2015 and until their successors are elected and duly qualify.

NAME OF NOMINEE	DIRECTOR-ZWEIG TOTAL RETURN FUND	DIRECTOR-ZWEIG FUND
Charles H. Brunie	Since 1988	Since 1998
James B. Rogers, Jr.	Since 1988	Since 1986

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES AS DIRECTOR

For Internal Distribution Only	Page 1

PROPOSAL 2:	REVISE INVESTMENT OBJECTIVE AND RECLASSIFY THE INVESTMENT OBJECTIVE AS “NON-FUNDAMENTAL”

Why are shareholders being asked to revise the investment objectives?

These changes were recommended by the Adviser as a means to seek to enhance the returns of the Fund. The Board of each Fund also approved the changes to each respective Fund’s investment objective, subject to shareholder approval.

Additionally, the Boards also approved, subject to shareholder approval, classifying each Fund’s proposed new investment objective as “non-fundamental.” This would mean that a shareholder vote would not be required to change the investment objective in the future. This is designed to provide the Board greater flexibility to alter the Fund’s investment objective when it is in the best interests of shareholders without incurring the costs and delays connected with proxy solicitations.

What is a fundamental objective?

A fundamental investment objective is a formal guideline that defines the result desired by each Fund and cannot be changed without obtaining shareholder approval.

PROPOSAL 2.A — TO REVISE EACH FUND’S INVESTMENT OBJECTIVE

What is the purpose of revising the fund’s investment objective?

The Funds will continue to invest in equity securities using the same proprietary stock selection process as before. However, the asset allocation strategy has been adjusted to use cash tactically and for defensive purposes when deemed appropriate. These changes were approved in order to seek to improve the funds performance and enhance the returns to shareholders.

FUND	CURRENT INVESTMENT OBJECTIVE	NEW INVESTMENT OBJECTIVE
Zweig Total Return Fund	The Fund’s investment objective is to seek the highest total return, consisting of capital appreciation and current income, consistent with the preservation of capital.	The Fund’s investment objective is to seek total return, consisting of capital appreciation and income.

Zweig Fund	The fund’s investment objective is capital appreciation, primarily through investment in equity securities, consistent with the preservation of capital and reduction of risk, as determined by the fund’s Investment advisor.	The Fund’s investment objective is capital appreciation, with income as a secondary objective.

PROPOSAL 2.B — TO RECLASSIFY EACH FUND’S INVESTMENT OBJECTIVE AS “NON-FUNDAMENTAL”

What is the purpose of reclassifying each Fund’s investment objective as “Non-Fundamental”?

There is no requirement that a Fund’s investment objective be fundamental. If approved by shareholders, this would mean that each Board would be able to change each Fund’s investment objective in the future without a shareholder vote. Each Board determined that this proposal would benefit each Fund and its shareholders by giving the Board the flexibility to more easily alter the Fund’s investment objectives when the Board believes it is in the best interest of shareholders or when necessary to comply with possible future regulatory changes. Furthermore, this change would also eliminate the expense and delays associated with the proxy solicitation process.

For Internal Distribution Only	Page 2

Will shareholders be notified of changes to the investment objectives if proposal 2.B is approved?

Each Fund’s shareholders would receive notice, prior to its implementation, of any changes to the Fund’s investment objective that has been approved by the Board. Accordingly, each Board of each Fund concluded that it would be in the best interest of the Fund and its shareholders, to approve the proposal. The classification of an investment company’s investment objective as “fundamental” or “non-fundamental” has no impact on the management of the Fund in furtherance of that objective.

THE BOARD UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” ALL NO. 2 SUB-PROPOSALS

PROPOSALS 3:	TO AMEND OR ELIMINATE CERTAIN FUNDAMENTAL INVESTMENT RESTRICTIONS

Why are shareholders being asked to amend/eliminate certain fundamental investment restrictions?

Some of the Fund’s fundamental policies were adopted to reflect certain regulatory, business or industry conditions that are no longer in effect. As a result, many of the current restrictions unnecessarily limit the investment strategies available to the Advisor in managing each Fund’s assets. These changes are designed to provide the Funds with greater investment flexibility to pursue its investment strategies and respond to a changing investment environment.

How will Proposal “3” affect the way the Funds are managed?

While Proposal 3 is intended to, among other things, provide the Adviser with greater flexibility in managing each Fund’s portfolio, the Funds would continue to be managed subject to the limitations imposed by the 1940 Act and the rules and interpretive guidance provided there under, as well as each Fund’s investment strategies, objectives and policies.

Term: “1940 Act” – refers to the Investment Company Act of 1940 which is the piece of legislation that defines the responsibilities and limitations placed on public fund companies that offer investment products to the public.

Term: “Fundamental Investment Restriction” – defines the limitations and restrictions within the Fundamental Investment Policy of a fund which is a description of the investment philosophies that will be utilized by the fund and cannot be changed without shareholder approval.

PROPOSAL 3.A —	TO AMEND THE FUNDAMENTAL INVESTMENT RESTRICTIONS FOR EACH FUND REGARDING DIVERSIFICATION

What is the purpose of amending the fundamental investment restriction regarding diversification?

The 1940 Act requires each series of an investment company to state whether it is “diversified” or “non-diversified”. According to the 1940 Act a “diversified” portfolio may not, with respect to 75% of its total assets, invest more than 5% of its total assets in the securities of one issuer, or hold more than 10% of the outstanding voting securities of such issuer, this is called “the 75% test”. The 10% limitation in the current fundamental investment restriction applies to all of each Fund’s assets. The Board of each Fund has approved eliminating this 10% limitation, and adding a 10% limitation that applies to 75% of each Funds total assets in order to more closely reflect the 75% test.

For Internal Distribution Only	Page 3

PROPOSAL 3.B —	TO AMEND THE FUNDAMENTAL INVESTMENT RESTRICTION FOR EACH FUND REGARDING SENIOR SECURITIES

What is the purpose of amending Fundamental Investment Restriction regarding Senior Securities?

The 1940 Act generally limits closed-end funds from issuing senior securities; however closed end funds are permitted to engage in certain types of transactions that might be considered “senior securities” as long as certain conditions are satisfied. Amending the fundamental investment restriction regarding senior securities will allow the Funds additional investment flexibility to issue these securities if the 1940 act is amended or interpreted to allow this.

PROPOSAL 3.C —	TO AMEND THE FUNDAMENTAL INVESTMENT RESTRICTION FOR EACH FUND REGARDING INVESTING IN COMMODITIES

What is the purpose of amending the Fundamental Investment Restriction regarding commodities?

The proposed fundamental investment restriction permits each Fund to purchase and sell derivatives to the extent permitted by the 1940 act. These derivatives include options, futures contracts and options on futures contracts. The proposed restriction applies to futures contracts for both hedging and non-hedging purposes. However, the ability of the Funds to engage in futures contracts and options on futures will remain subject to rules of the Commodity Futures Trading Commission.

PROPOSAL 3.D —	TO AMEND THE FUNDAMENTAL INVESTMENT RESTRICTION FOR ZWEIG FUND REGARDING BORROWING

What is the purpose of amending the Fundamental Investment Restriction regarding borrowing?

Unless further restricted, all investment companies are limited in the amount they may borrow by the 1940 Act. The proposed fundamental investment restriction would permit the Zweig Fund to borrow for any purpose to the full extent permitted by the 1940 Act.

PROPOSAL 3.E —	TO AMEND THE FUNDAMENTAL INVESTMENT RESTRICTION FOR ZWEIG FUND REGARDING LENDING

What is the purpose of amending the Fundamental Investment Restriction regarding lending?

The proposed fundamental investment restriction would permit the Zweig Fund to engage in lending to the full extent permitted by the 1940 Act. However, it is not currently anticipated that the Zweig Fund would engage in forms of lending in addition to their current lending practices.

PROPOSAL 3.F —	TO ELIMINATE THE FUNDAMENTAL INVESTMENT RESTRICTION FOR EACH FUND REGARDING PURCHASING SECURITIES ON MARGIN

Margin (Buying Stock on Margin) – Margin is when a Fund borrows money to purchase securities.

For Internal Distribution Only	Page 4

What is the purpose of eliminating the Fundamental Investment Restriction regarding purchasing securities on margin?

Each Fund’s fundamental investment restriction restricting margin activities was based on requirements no longer applicable to closed-end funds and, therefore, may be eliminated from each Fund’s fundamental investment restrictions. The elimination of this restriction will provide the Funds with additional investment flexibility to engage in otherwise permissible activities to the extent provided by the 1940 Act.

PROPOSAL 3.G —	TO ELIMINATE THE FUNDAMENTAL INVESTMENT RESTRICTION FOR EACH FUND REGARDING SHORT SALES

Short Sales – A short sale is the sale of a stock that an investor does not own or a sale which is consummated by the delivery of a stock borrowed by, or for the account of, the investor.

What is the purpose of eliminating the fundamental investment restriction regarding short sales?

This policy is not required by the 1940 Act to be among a fund’s fundamental investment policies and elimination of this policy will afford the Funds greater investment flexibility. However, notwithstanding the above, it is not anticipated that the current proposal will change the managers’ strategies with regard to short sales.

PROPOSAL 3.H —	TO ELIMINATE THE FUNDAMENTAL INVESTMENT RESTRICTION FOR EACH FUND REGARDING PURCHASING “RESTRICTED” SECURITIES

Restricted Securities – The registration of securities that are sold by means other than a “public offering” is not required per the Securities Act of 1933. In order to rely on the exception from the Securities Act registration requirement, sales of securities by entities other than the issuer may also not be done through public offerings. Therefore, the issuer must place “Restrictions” on the resale of such securities.

What is the purpose of eliminating the fundamental investment restriction for restricted securities?

This policy is not required by the 1940 Act to be among the fund’s fundamental investment policies. Furthermore, the Fund’s peers are generally not subject to this outdated restriction. Eliminating this fundamental investment restriction will provide the Funds with additional investment flexibility allowed by many of their peers to engage in otherwise permissible activities to the extent provided by the 1940 Act. However, notwithstanding the above, it is not currently anticipated that either funds investment strategy will be changed to invest in restricted securities.

PROPOSAL 3.I —	TO ELIMINATE THE FUNDAMENTAL INVESTMENT RESTRICTION FOR ZWEIG FUND REGARDING INVESTING IN UNSEASONED ISSUERS

Unseasoned Issuer – A security of issuers that, at the time of purchase, have a record, together with predecessors, of less than three years of continued operation.

For Internal Distribution Only	Page 5

What is the purpose of eliminating the fundamental investment restriction regarding investing in unseasoned issuers?

The Fund’s fundamental investment policy on investing in unseasoned issuers was based on requirements no longer applicable to closed-end funds. Therefore, eliminating this fundamental investment restriction will provide the Zweig Fund with additional investment flexibility to engage in otherwise permissible activities.

PROPOSAL 3.J —	TO ELIMINATE THE FUNDAMENTAL INVESTMENT RESTRICTION FOR ZWIEG FUND REGARDING INVESTMENTS IN OTHER INVESTMENT COMPANIES

What is the purpose of eliminating the fundamental investment restriction regarding investing in other investment companies?

The Zweig Fund’s fundamental investment policy on investing in other investment companies was based on requirements no longer applicable to closed-end funds. Therefore, eliminating this fundamental investment restriction will provide the Zweig Fund with additional investment flexibility to engage in otherwise permissible activities to the extent permitted under the 1940 Act.

PROPOSAL 3.K —	TO ELIMINATE THE FUNDAMENTAL INVESTMENT RESTRICTION FOR ZWEIG FUND REGARDING INVESTING IN INTERESTS IN OIL, GAS OR OTHER MINERAL EXPLORATION OR DEVELOPMENT PROGRAMS

What is the purpose of eliminating the fundamental investment restriction regarding investing in Oil, Gas and other mineral exploration or developmental programs?

The Zweig Fund’s fundamental investment policy regarding investing in other interests in Oil, Gas or other mineral exploration or developmental programs was based on requirements no longer applicable to closed-end funds. Therefore, eliminating this fundamental investment restriction will provide the Zweig Fund with additional investment flexibility to engage in otherwise permissible activities. However, the Zweig Fund does not currently intend to invest in oil, gas or other mineral exploration or developmental programs.

THE BOARD UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” ALL NO. 3 SUB-PROPOSALS

PROPOSAL 4:	AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Why are shareholders being asked to amend the investment advisory agreement?

The Board of each Fund believes that the guiding principle for compensating the Advisor should continue to be that the Advisors compensation accurately reflects the full size and scope of the Fund’s portfolio. Shareholders are therefore being asked to the Amended Agreements, which calculate the Advisor’s management fee based on “managed assets”, which include all assets attributable to borrowing. The Advisor would expend additional resources in managing the amounts borrowed, and to the extent a Fund utilizes leverage, the leverage would increase the complexity of the administrative responsibilities of the Advisor in connection with securing and monitoring this leverage for the Funds. The Board believes it is appropriate to compensate the Advisor for the additional effort and resources necessary to manage the leverage amounts.

For Internal Distribution Only	Page 6

Will my fees increase as a result of the amendment to the Investment Advisory agreement?

Under the Amended Agreements, the advisory fees would continue to be .85% for the Zweig Fund and .70% for the Zweig Total Return Fund. However the fees would be based on the Funds managed assets as opposed to net assets. Managed assets are defined as the total assets of a fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations.

What factors did the Board consider in approving the amendments to the investment management agreements?

In their discussions of the proposed Amended Agreements, the Independent Directors were advised by their own legal counsel. At the February Board Meeting, the Directors discussed the matter prior to approving the proposed Amended Agreements. At this meeting, the Board of each Fund, including the Independent Directors, considered the factors and reached the conclusions described below relating to the selection of the Adviser and the approval of the Amended Agreements.

•

The Independent Directors considered the nature, extent and quality of the services performed by the Advisor including portfolio management, supervision of the Fund operations and compliance and regulatory filings and disclosures to shareholders, general oversight of other service providers, review of the Fund legal issues, assisting the Directors in that capacity and other services. The Independent directors concluded that the services are extensive in nature and that the Advisor delivered an acceptable level of service.

•

The Independent Directors for each fund considered the investment performance for the fund over various periods of time as compared to their respective Lipper, Inc. performance groups and concluded that the Advisor was delivering acceptable performance results consistent with the long term performance strategies being pursued by the Fund.

•

The Independent Directors considered each Fund’s management fee rate and expense ratios relative to the Fund’s Lipper, Inc. expense group, including the anticipated effect on the net assets of each Fund of the change in advisory fee under the Amended Agreements, should a Fund engage in borrowing. The Independent directors concluded those fees are acceptable based upon the qualifications, experience, reputation and performance of the Advisor.

THE BOARD UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” PROPOSAL 4

What was included in the proxy package?

Included in the proxy package were a Notice of Annual Meeting, Joint Proxy Statement and Proxy Ballot.

Is there a number to contact the Fund regarding non-proxy related questions?

YES. Zweig Funds Inc. shareholder servicing can be reached at (800) 272-2700.

For Internal Distribution Only	Page 7

VOTING METHODS

INTERNET:	Log on to the website provided on your proxy card and make sure to have your proxy card available when you plan to vote your shares.

TELEPHONE:	Simply To cast your vote by phone with a voting representative, call toll free (877) 297-1739. Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time. Please have your proxy card available at the time of the call.

MAIL:	Simply sign, date, and complete the reverse side of this proxy card and return it in the postage paid envelope provided.

IN PERSON:	All shareholders as of the record date may attend the Annual Meeting.

The proxy materials for this meeting are available at www.envisionreports.com.com/zweig

For Internal Distribution Only	Page 8

April 24, 2012

URGENT MATTER

Re: Zweig Funds

Dear Shareholder,

We have been trying to get in touch with you regarding a very important matter pertaining to your investment in Zweig Funds. This matter pertains to important operating business for the Fund.

It is very important that we speak to you regarding this matter. Please call toll-free 1-877-297-1739 extension 7557 between 9:00 a.m. and 10:00 p.m. EST Monday through Friday. We do not require you to provide any account information when calling.

Sincerely,

Frederick M. Bonnell

Managing Director

Shareholder Services

TAGID: 0000123

AST Fund Solutions • 1200 Wall Street West, 3rd Floor • Lyndhurst, NJ 07071

Zweig Funds

Automated Transfer Script

(Start of Campaign Script) to cast voting instructions

Greetings, we are calling regarding your current investment with Zweig Funds. For your convenience, we are offering you the ability to cast your voting instructions with a proxy representative for the upcoming annual meeting. This process is simple and will only take a few moments of your time.

{Recording 1 Zweig1.wav}

Please press 1 now to cast your vote.

Roll to voting line {Recording 2 Zweig2.wav}

(2 SECOND PAUSE)

There is no confidential information needed and the call will only take a few moments of your time. Please press 1 to speak with a representative now.

Roll to voting line {Recording 3 Zweig3.wav}

(2 SECOND PAUSE)

If you should have any questions about the Special Meeting or your vote, please press 2 now.

Roll to question line {Recording 4 Zweig4.wav}

(1 SECOND PAUSE)

For more information about your current investment please press 3.

{Recording 5 Zweig5.wav}

(The recording the shareholder will hear if they opt to press 3)

“You currently have an investment with one or more Zweig Fund.

Please hold for a representative for further information.”

Roll to question line {Recording 6 Zweig6.wav}

To repeat these options press 4 or for assistance press 0 to speak to a representative.

Roll to question line {Recording 7 Zweig7.wav}

If you received this message on your answering machine you may contact us toll free at 1-877-297-1739 from 9 a.m. to 10 p.m. Eastern time, Monday through Friday. Thank you. {Recording 8 Zweig8.wav}

ZWEIG FUNDS SCRIPT

(VOTES IN FAVOR)

Good (morning, afternoon, evening,) my name is (Full Name).

May I please speak with Mr./Mrs. (full name)?

(RE-GREET IF NECESSARY)

I am calling on behalf of a current investment with ZWEIG FUNDS.

I wanted to confirm that you have received the proxy material for the shareholder meeting scheduled for May 15th. Have you received that information?

(Pause For Response)

If “Yes” or positive response:

If you’re not able to attend the meeting, I can record your voting instructions by phone.

Your Board of Directors is recommending a vote in favor.

If “No” or negative response:

I would be happy to review the meeting agenda and record your vote by phone.

However, the Board of Directors is recommending a vote in favor.

Would you like to vote along with the Board’s recommendation? (Pause For Response)

Would you like to vote all of your accounts with ZWEIG FUNDS accordingly?

(Pause For Response)

*Confirmation – I am recording your (in favor/against/abstain) vote.

For confirmation purposes:

•	Please state your full name. (pause for response)
•	According to our records, you reside in (city, state, zip code). (pause)
•	To ensure that we have the correct address for the written confirmation, please state your street address. (pause for response)

Thank you. You will receive written confirmation of your voting instructions within 3 to 5 business days. Once you receive your confirmation, if you have any questions, feel free to contact us at the toll free number listed on the confirmation. Mr. /Ms.                         , your vote is important and your time is greatly appreciated. Thank you and have a good (insert appropriate closing).

In Favor